================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                               (Amendment No. 3)


                                Sonic Solutions
--------------------------------------------------------------------------------
                                (Name of issuer)


                           COMMON STOCK, no par value
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                    835460106
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                November 5, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)


--------------------------------
     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  835460106                                          Page 2 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Prism Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             232,375 common stock
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 None
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              232,375 common stock
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              None
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           232,375 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.5% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           PN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  835460106                                          Page 3 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Advisors LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 232,375 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              232,375 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           232,375 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.5% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  835460106                                          Page 4 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Delta Partners LLC
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 605,284 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              605,284 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           605,284 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.9% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO, IA
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  835460106                                          Page 5 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Prism Offshore Fund Limited
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 372,909 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              372,909 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           372,909 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.4% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           CO
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  835460106                                          Page 6 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Charles Jobson
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 605,284 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              605,284 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           605,284 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.9% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------    SCHEDULE 13G    ------------------------------
CUSIP No.  835460106                                          Page 7 of 13 Pages
------------------------------                    ------------------------------
--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Christopher Argyrople
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Massachusetts
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY             None
    OWNED BY EACH       --------------------------------------------------------
      REPORTING          6    SHARED VOTING POWER
        PERSON
         WITH                 605,284 common stock
                        --------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER

                              None
                        --------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              605,284 common stock
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           605,284 common stock
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             |_|
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.9% common stock
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON *

           IN
================================================================================

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


ITEM 1(a).  NAME OF ISSUER:

            Sonic Solutions

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            101 Rowland Way, Suite 110
            Novato, CA  94945

ITEM 2(a).  NAMES OF PERSON FILING:

            Prism Partners, L.P., a Delaware Limited Partnership
            Delta Advisors LLC, a Delaware Limited Liability Company
            Delta Partners LLC, a Delaware Limited Liability Company
            Prism Offshore Fund Ltd., a Cayman Islands Corporation (Mutual Fund) Charles Jobson, United States Citizen
            Christopher Argyrople, United States Citizen


ITEM 2(b).  BUSINESS MAILING ADDRESS FOR EACH PERSON FILING:

            Each of the reporting persons & entities has a business address of:

            One Financial Center, Suite 1600
            Boston, MA 02111


ITEM 2(c).  CITIZENSHIP:

            Shown in item 2(a) above


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            Common Stock, no par value


ITEM 2(E).  CUSIP NUMBER:

                                    835460106


ITEM3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
       WHETHER THE PERSON FILING IS A:

                                 Not Applicable

If this statement is filed pursuant to Rule 240,13d-1(c), check this box [x].

ITEM 4.  OWNERSHIP:

      PRISM PARTNERS LP
      (a) Amount Beneficially Owned:   232,375 common stock
                                     -------------------------------------------
      (b) Percent of Class:     1.5% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  232,375 common stock
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  None
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  232,375 common stock
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: None
                                                                       ---------

      DELTA ADVISORS LLC
      (a) Amount Beneficially Owned:   232,375 common stock
                                     -------------------------------------------
      (b) Percent of Class:     1.5% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:  None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  232,375 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  None
                                                                     -----------
          (iv) shared power to dispose or to direct the disposition of: 232,375 common stock
                                                                   -------------

      DELTA PARTNERS LLC
      (a) Amount Beneficially Owned:   605,284 common stock
                                     -------------------------------------------
      (b) Percent of Class:     3.9% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  605,284 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: 605,284
								    common stock
                                                                       ---------

      PRISM OFFSHORE FUND LTD.
      (a) Amount Beneficially Owned:   372,909 common stock
                                     -------------------------------------------
      (b) Percent of Class:     2.4% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   None
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  372,909 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: 372,909
								   common stock
                                                                       ---------

      CHARLES JOBSON *
      (a) Amount Beneficially Owned:   605,284 common stock
                                     -------------------------------------------
      (b) Percent of Class:     3.9% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  605,284 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: 605,284
								   common stock
                                                                       ---------



      CHRISTOPHER ARGYROPLE *
      (a) Amount Beneficially Owned:   605,284 common stock
                                     -------------------------------------------
      (b) Percent of Class:     3.9% common stock
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  605,284 common stock
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of: None
                                                                    ------------
          (iv) shared power to dispose or to direct the disposition of: 605,284
								    common stock
                                                                       ---------

* Shares reported for Charles Jobson & Christopher Argyrople include shares beneficially owned by Prism Partners L.P. and Prism Offshore Limited.


Item 5.  Ownership of Five Percent or Less of a Class:

         This Schedule 13G, Amendment No. 3, is being filed to report, among other things, that Prism Partners, LP, Delta Advisors, LLC, Prism Offshore Fund Limited, Delta Partners, LLC, Charles Jobson and Chris Argyrople are no longer holders of greater than five percent of any class of securities of the Issuer and therefore are no longer obligated to file additional amendments with regard to those shares of the Issuer for which they may be deemed to be beneficial owners.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                 Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                                 Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                 Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

                                 Not Applicable


ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 13, 2002

                                          PRISM PARTNERS, L.P.
                                          By:  DELTA ADVISORS LLC
                                               its general partner
                                          By:  DELTA PARTNERS LLC
                                               its general partner
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA ADVISORS LLC
                                          By:  DELTA PARTNERS LLC,
                                               its general partner
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA PARTNERS LLC
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          PRISM OFFSHORE FUND LTD.
                                          By:  DELTA PARTNERS LLC
                                               its investment manager
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          CHRISTOPHER ARGYROPLE
                                          By:  Christopher Argyrople
                                               ---------------------------------

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Sonic Solutions and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 13th day of November, 2002.

                                          PRISM PARTNERS, L.P.
                                          By:  DELTA ADVISORS LLC
                                               its general partner
                                          By:  DELTA PARTNERS LLC
                                               its general partner
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA ADVISORS LLC
                                          By:  DELTA PARTNERS LLC,
                                               its general partner
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          DELTA PARTNERS LLC
                                          By:  /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          PRISM OFFSHORE FUND LTD.
                                          By:  DELTA PARTNERS LLC
                                               its investment manager
                                               /s/ Chris Argyrople
                                               ---------------------------------
                                               Chris Argyrople, Managing Member

                                          CHARLES JOBSON
                                          By:  Charles Jobson
                                               ---------------------------------

                                          CHRISTOPHER ARGYROPLE
                                          By:  Christopher Argyrople
                                               ---------------------------------